Exhibit 99.1


Cleveland Clinic Study Demonstrates CardioDynamics' BioZ ICG
Changes Emergency Treatment 24% of Time

    SAN DIEGO--(BUSINESS WIRE)--Oct. 14, 2003--

    Icg Results Demonstrate Approximate Tenfold Benefit over Pulse
                   Oximetry -- the Fifth Vital Sign

    CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today announced significant results of the ED-IMPACT study (Emergent Dyspnea Impedance Cardiography-aided Assessment Changes Therapy), conducted at the Cleveland Clinic in Cleveland and presented at the Scientific Assembly of the American College of Emergency Physicians in Boston. The study was designed to investigate the BioZ's impact on diagnosis and treatment of patients who have dyspnea (shortness of breath) in the emergency department (ED). The results demonstrated that in approximately one of four patients, treatment plans needed to be changed when physicians had access to vital BioZ patient data.
    The study was conducted on subjects who arrived at the ED with shortness of breath. Physicians were blinded to BioZ data and determined a treatment plan for the patient based on standard care. BioZ data was then revealed, and physicians recorded any change to the diagnosis and treatment plan for the patient. In 5% of the patients, physicians changed the previous diagnosis for the patient. In 24% of the patients, physicians changed the treatment plan based upon the addition of BioZ data.
    Frank Peacock, M.D., director of clinical operations, emergency department at the Cleveland Clinic and lead investigator of the study, commented, "Shortness of breath is one of the primary causes for the over 95 million visits to emergency departments each year. ED physicians have a multitude of therapeutic options to choose from and are in need of a fast, accurate and reliable method to help differentiate heart failure from other conditions associated with shortness of breath. In this study, the provision of ICG data to treating physicians changed the course of treatment an astounding 24% of the time. These results indicate that ICG can be an invaluable tool in the ED setting."
    Richard L. Summers, M.D., professor and research director, emergency department at the University of Mississippi and co-author of the study, added, "Previous research has demonstrated that pulse oximetry, which is considered the de facto fifth vital sign by most clinicians, was beneficial in only 2.8% of ED patients. ICG was beneficial in almost ten times that amount, providing strong evidence for the need of ICG and its role as the sixth vital sign technology for the ED physician."
    "We are proud to announce these strong results from medical leaders at the Cleveland Clinic, one of the top cardiovascular centers in the country," stated Michael K. Perry, CardioDynamics' chief executive officer. "This data is a significant addition to the multitude of studies that demonstrate ICG value. This has been a record year for educating the clinical community on our ICG technology, and in 2004 we are scheduled to exhibit at over 40 medical conferences. Researchers and physicians are beginning to fundamentally change drug management and patient treatment with ICG."
    The company also announced that a special Continuing Medical Education Symposium, Impedance Cardiography (ICG): The Next Vital Sign Technology for the ED, took place today at the Boston Marriott Copley Place. The University of Minnesota accredited the symposium, and CardioDynamics provided an educational grant. Drs. Peacock and Summers co-chaired the event and reviewed ICG technology, past ICG research in the ED, and the ED-IMPACT trial results for conference attendees.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics, San Diego
             Investor relations:
             Bonnie Ortega, 888-522-2342, Ext. 1005
             bortega@cardiodynamics.com
                 or
             Media relations:
             Irene Paigah, 888-522-2342, Ext. 1012
             ipaigah@cardiodynamics.com